EX-99.e.3

AMENDMENT TO DISTRIBUTION AGREEMENT

THIS AMENDMENT, dated 29 June, 2012, is entered into by and between Academy Funds Trust (the “Trust”), Innovator Management, LLC (the “Adviser”) and Quasar Distributors, LLC (the “Distributor”) as parties (the “Parties”) to a distribution agreement dated January 19, 2012 (the “Agreement”).

WHEREAS, the Parties desire to amend the Agreement in the manner set forth herein;

NOW THEREFORE, pursuant to Section 11(B) of the Agreement, the Parties hereby amend the Agreement (effective as of the date stated above) as follows:

i.	Exhibit B is replaced by the amended exhibit attached hereto;
ii.	Section 2 of the Agreement shall be amended to incorporate Subsection L as set forth below; and
iii.
Section 5 of the Agreement shall be amended to include the following sentence immediately following the first sentence in Section 5:  “Furthermore, the Distributor shall be entitled to all underwriter concessions and the sales charges on accounts for which there is no selling broker-dealer of record.”

Amended Section 2 (Services and Duties of the Distributor)

L.
The Distributor shall retain the underwriter concession on each sale of Fund Shares, and the sales charge, as described in the Prospectus, not otherwise assigned and received by a selling broker-dealer in accordance with an executed dealer agreement.  At the discretion of the Distributor, a portion of such sales charges and the underwriter concessions received by the Distributor, as described in Exhibit B, may be used to offset the compensation owed to the Distributor for its services as described in Exhibit B of this Agreement.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ACADEMY FUNDS TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/David Jacovini	By: /s/ James R. Schoenike
David Jacovini, President	James R. Schoenike, President

INNOVATOR MANAGEMENT, LLC

By: /s/David Jacovini
Name: David Jacovini, President

Amended Exhibit B to the Distribution Agreement – Academy Funds Trust
QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION SERVICES
Distribution Annual Services Per Fund*
• .75 basis point (.0075) on all assets subject to the cap
· Minimum annual fee:
    · $15,000 per fund, capped at $35,000
• Default Sales Load, Distributor concession, if applicable, is paid to Quasar

Basic Distribution Fee to be offset by: 1) Default Sales Charges and 2) Underwriter Concessions.
If excess concession funds remain after the offset of Quasar’s distribution fee, Quasar will make the balance available for use by the Fund for pre-approved marketing expenses only at a rate of 80% of the remaining balance. The remaining 20% will be retained by Quasar to offset Quasar expenses.

Advertising Compliance Review/FINRA Filings
• $200 per job for the first 10 pages (minutes if tape or video); $20 per page (minute if tape or video) thereafter (includes FINRA filing fee)
• Non-FINRA filed materials, e.g. Institutional Use Only, Quasar Review Only, Correspondence, etc.
$100 per job for the first 10 pages (minutes if tape or video); $10 per page (minute if tape or video) thereafter
• FINRA Expedited Filing Service for 3 Day Turnaround
$1,100 for the first 10 pages (minutes if audio or video); $25 per page (minute if audio or video) thereafter. (Comments are faxed. FINRA may not accept expedited request.)
• Quasar Expedited Review Service for 24 Hour Turnaround – Does not include FINRA filing fee, if applicable
         $500 for the first 10 pages (minutes if audio or video); $25 per page (minute if audio or video) thereafter.

Licensing of Investment Advisor’s Staff (if desired)
• $2,500 per year per registered representative
• Quasar is limited to these licenses for sponsorship: Series, 6, 7, 24, 26, 27, 63, 66
• $3,000 per FINRA designated branch location
• Plus all associated FINRA and State fees for Registered Representatives, including license and renewal fees.

Fund Fact Sheets
• Design - $1,000 per fact sheet, includes first production
• Production - $500.00 per fact sheet per production period
• All printing costs are out-of-pocket expenses, and in addition to the design fee and production fee.
• Web sites, brochures and other sales support materials – Project priced via Quasar proposal.

Chief Compliance Officer Support Fee*
▪ $1,200 /year

Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:
• typesetting, printing and distribution of Prospectuses and shareholder reports
• production, printing, distribution and placement of advertising and sales literature and materials
• engagement of designers, free-lance writers and public relations firms
• long-distance telephone lines, services and charges
• postage, overnight delivery charges
• FINRA registration fees [To include late U5 charge (if applicable)]
(FINRA advertising filing fees are included in Advertising Compliance Review section above)
• record retention
• travel, lodging and meals

Fees are billed monthly.
* Subject to CPI increase, Milwaukee MSA.